Exhibit 99.1
San Juan Basin Royalty Trust
TexasBank, Trustee
2525 Ridgmar Boulevard Suite 100
Fort Worth, Texas 76116
NEWS RELEASE
San Juan Basin Royalty Trust
Announces 2006 Capital Plan
     FORT WORTH, Texas, February 7, 2006 – TexasBank (the “Trustee”) as Trustee of the San Juan Basin Royalty Trust (NYSE:SJT) (the “Trust”), today announced the capital project plan for 2006 as delivered to it by Burlington Resources Oil & Gas Company LP (“Burlington”). Capital expenditures for 2006 for properties subject to the Trust’s royalty interest are estimated to be $37.6 million. Approximately 48% of the planned expenditures will be on Fruitland Coal formation projects with the remainder to be spent on conventional projects.
     The principal asset of the Trust is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in properties now owned by Burlington (the “Underlying Properties”) located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico. Burlington is the operator of the majority of the Underlying Properties.
     Burlington reported that the final capital budget for 2005 was approximately $21.8 million for the Underlying Properties. Capital expenditures of approximately $13.9 million for 2005 budgeted projects were used in calculating royalty income paid to the Trust in calendar year 2005, and approximately $3.7 million in capital expenditures were used in calculating the royalty income for January of 2006. Therefore, an additional approximately $4.2 million in capital expenditures for 2005 projects remains to be spent.
     Burlington’s capital expenditures for the Underlying Properties for 2005 covered 385 projects, including the drilling of 71 new wells operated by Burlington and 30 new wells operated by third parties. New drilling activity was at an aggregate cost of approximately $9.3 million. The balance of the expenditures was attributable to the workover of existing wells and the maintenance and improvement of production facilities.

     The aggregate capital expenditures reported by Burlington in calculating royalty income for 2005 include approximately $6 million attributable to the capital budgets for prior years. This occurs because capital expenditures are deducted in calculating royalty income in the month they are accrued, and projects within a given year’s budget may extend into subsequent years. Further, Burlington’s accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year’s capital expenditures. Also, for wells not operated by Burlington, Burlington’s share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.
     For 2006, Burlington’s announced plan for the Underlying Properties includes 451 projects at an aggregate cost of $37.6 million. Approximately $33 million of that budget is allocable to 153 new wells, including 41 wells scheduled to be dually completed in the Mesaverde and Dakota formations at an aggregate projected cost of approximately $13.6 million. Burlington indicates that 61 of the new wells, at an aggregate cost of approximately $16 million, are projected to be drilled to formations producing coal seam gas. Burlington reports that based on its actual capital requirements, the pace of regulatory approvals, and the mix of projects and swings in the price of natural gas, the actual capital expenditures for 2006 could range from $20 million to $45 million.
     Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Lee Ann Anderson, Vice President & Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

Phone: (817) 735-0938
Fax: (817) 735-0936
Website: www.sjbrt.com
E-mail: sjt@texasbank.com